                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) of our reports dated February 9, 2001 relating to the consolidated financial statements and financial statement schedule of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, and for the period from December 15, 1992 (date of inception) to December 31, 2000, which reports appear in the annual report on Form 10-K of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company).

Our reports, dated February 9, 2001, contain an explanatory paragraph that states that the Company has not commenced operations and is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                               /s/ KPMG LLP

McLean, Virginia
July 10, 2001